Exhibit (b)(v) under Form N-1A
                                           Exhibit 3(ii) under Item 601/Reg. S-K

                        MONEY MARKET OBLIGATIONS TRUST II

                                  AMENDMENT #4

                                 TO THE BY-LAWS

                            (EFFECTIVE MAY 12, 1998)

     Strike Section 1 - Meetings of Article III - Shareholders and replace it with the following:

     Section 1. MEETINGS. Meetings of the shareholders of the Trust or a particular Series or Class shall be held at such place within or without The Commonwealth of Massachusetts as may be fixed from time to time by resolution of the Trustees. The holders of a majority of outstanding Shares of the Trust or a Series thereof present in person or by proxy shall constitute a quorum at any meeting of the Shareholders of the Trust or a Series thereof.

     Strike Section 1 - Meetings of the Trustees of Article IV - Trustees and replace it with the following:

     Section 1. MEETINGS OF THE TRUSTEES. The Trustees may in their discretion provide for regular or stated meetings of the Trustees. Meetings of the Trustees shall be held at such place within or without The Commonwealth of Massachusetts as fixed from time to time by resolution of the Trustees, or as the person or persons requesting said meeting to be called may designate, but any meeting may adjourn to any other place. Notice of regular or stated meetings need not be given. Meetings of the Trustees other than regular or stated meetings shall be given by the Secretary or an Assistant Secretary or by the officer or Trustee calling the meeting and and shall be mailed to each Trustee at least two days before the meeting, or shall be telegraphed, cabled, or wirelessed to each Trustee at his business address, or personally delivered to him at least one day before the meeting. Such notice may, however, be waived by any Trustee. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. A notice or waiver of notice need not specify the purpose of any meeting. The Trustees may meet by means of a telephone conference circuit or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall be deemed to have been held at a place designated by the Trustees at the meeting. Participation in a telephone conference meeting shall constitute presence in person at such meeting. Any action required or permitted to be taken at any meeting of the Trustees may be taken by the Trustees without a meeting if all the Trustees consent to the action in writing and the written consents are filed with the records of the Trustees' meetings. Such consents shall be treated as a vote for all purposes.